                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                   AMDL, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value, $.001
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00167K401
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-------------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                         ----------------------------

CUSIP No. 00167K401                   13G               Page 2 of 11 Pages
---------------------------                         ----------------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAB Europe Fund Limited
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                         0
                                        ---------------------------------------
                SHARES
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          819,200 shares of Common Stock
                                                 Warrants (exercisable into
                 EACH                            200,000 shares of Common
                                                 Stock)/1/
               REPORTING                ----------------------------------------

                PERSON                     7.    SOLE DISPOSITIVE POWER
                 WITH                            0
                                        ----------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES /1/
                   -                                                [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement./1/ (Based on 8,076,657 shares of Common Stock issued and outstanding as of
           January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
           CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------------                         ----------------------------

CUSIP No. 00167K401                   13G               Page 3 of 11 Pages
---------------------------                         ----------------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAB Europe Partners LP
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
           U.S.A.
--------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                         0
                                        ---------------------------------------
                SHARES
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          819,200 shares of Common Stock
                                                 Warrants (exercisable into
                 EACH                            200,000 shares of Common
                                                 Stock)/1/
               REPORTING                ----------------------------------------

                PERSON                     7.    SOLE DISPOSITIVE POWER
                 WITH                            0
                                        ----------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES /1/
                   -                                                [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement./1/ (Based on
                                                               -
           8,076,657 shares of Common Stock issued and outstanding as of
           January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                        -------------------

CUSIP NO. 00167K401                     13G                   Page 4 of 11 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAB Partners Limited
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)     X
                                                                        -
                                                                (b)    [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands
--------------------------------------------------------------------------------

                                  5.    SOLE VOTING POWER
                                             0
               NUMBER OF        ------------------------------------------------
                SHARES
              BENEFICIALLY        6.    SHARED VOTING POWER
               OWNED BY                 819,200 shares of Common Stock
                  EACH                  Warrants (exercisable into 200,000
               REPORTING                shares of Common Stock)/1/
                PERSON                                          -
                  WITH          ------------------------------------------------
                                  7.    SOLE DISPOSITIVE POWER
                                             0
                                ------------------------------------------------
                                  8.    SHARED DISPOSITIVE POWER
                                        See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES /1/                                             X
                           -                                              -
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement./1/ (Based on
                                                               -
           8,076,657 shares of Common Stock issued and outstanding as of January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    CO

--------------------------------------------------------------------------------

/1/   Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                        -------------------

CUSIP NO. 00167K401                     13G                   Page 5 of 11 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAB Capital Limited
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)     X
                                                                        -
                                                                (b)    [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United Kingdom
--------------------------------------------------------------------------------

                                  5.    SOLE VOTING POWER
                                             0
               NUMBER OF        ------------------------------------------------
                SHARES
              BENEFICIALLY        6.    SHARED VOTING POWER
               OWNED BY                 819,200 shares of Common Stock
                 EACH                   Warrants (exercisable into 200,000
               REPORTING                shares of Common Stock)/1/
                PERSON                                          -
                 WITH           ------------------------------------------------

                                  7.    SOLE DISPOSITIVE POWER
                                             0
                                ------------------------------------------------
                                  8.    SHARED DISPOSITIVE POWER
                                        See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES /1/                                             X
                           -                                              -
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement./1/ (Based on
                                                               -
           8,076,657 shares of Common Stock issued and outstanding as of January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    CO
--------------------------------------------------------------------------------

/1/   Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

 ----------------------                        ---------------------------------

   CUSIP No. 00167K401             13G              Page 6 of 11 Pages
 ----------------------                        ---------------------------------

-------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name William Philip Richards
-------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                (b) [_]
-------------------------------------------------------------------------------

   3.      SEC USE ONLY

-------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    United Kingdom
-------------------------------------------------------------------------------

                                 5.    SOLE VOTING POWER
            NUMBER OF                        0
             SHARES             ------------------------------------------------
           BENEFICIALLY
            OWNED BY             6.    SHARED VOTING POWER
             EACH                      819,200 shares of Common Stock
           REPORTING                   Warrants (exercisable into 200,000
            PERSON                     shares of Common Stock) /1/
             WITH               ------------------------------------------------

                                 7.    SOLE DISPOSITIVE POWER
                                             0
                                -----------------------------------------------

                                 8.    SHARED DISPOSITIVE POWER
                                       See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES /1/                                        [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement. /1/ (Based on 8,076,657 shares of Common Stock issued and outstanding as of
           January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                   IN
--------------------------------------------------------------------------------

/1/     Pursuant to the terms of the Warrants, the Reporting Person cannot be a
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------                                 --------------------------

CUSIP No.00167K401        13G                                   Page 7 of 11
---------------------                                 --------------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name Michael Alen-Buckley
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                   United Kingdom
--------------------------------------------------------------------------------

                                   5.    SOLE VOTING POWER
               NUMBER OF                       0
                SHARES            ----------------------------------------------
             BENEFICIALLY
                OWNED BY           6.    SHARED VOTING POWER
                 EACH                    819,200 shares of Common Stock
              REPORTING                  Warrants (exercisable into 200,000
                PERSON                   shares of Common Stock) /1/
                 WITH              ---------------------------------------------
                                   7.    SOLE DISPOSITIVE POWER
                                               0
                                   ---------------------------------------------

                                   8.    SHARED DISPOSITIVE POWER0
                                         See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES /1/                                           [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement. /1/ (Based on 8,076,657 shares of Common Stock issued and outstanding as of
           January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                   IN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

------------------------                                ------------------------
  Cusip No.00167K401                13G                    Page 8 of 11 Pages
------------------------                                ------------------------

Item  1(a)        Name of Issuer:   AMDL, Inc.

Item  1(b)        Address of Issuer's Principal Executive Offices:

                  2492 Walnut Avenue
                  Tustin, CA 92680

Item  2(a)        Name of Person Filing
Item  2(b)        Address of Principal Business Office
Item  2(c)        Citizenship

                  RAB Europe Fund Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Europe Partners LP
                  c/o RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  Delaware limited partnership

                  RAB Partners Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom company

                  William Philip Richards
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

                  Michael Alen-Buckley
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

Item  2(d)        Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item  2(e)        CUSIP Number:     00167K401

------------------------                                ------------------------
  Cusip No.00167K401                13G                    Page 9 of 11 Pages
------------------------                                ------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)      [__]     Broker or dealer registered under Section 15
                                    of the Exchange Act;

                  (b)      [__]     Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                  (c)      [__]     Insurance company as defined in Section 3(a)
                                    (19) of the Exchange Act;

                  (d)      [__]     Investment company registered under Section
                                    8 of the Investment Company Act;

                  (e)      [__]     An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                  (f)      [__]     An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)      [__]     A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(ii)(G);

                  (h)      [__]     A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                  (i)      [__]     A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                  (j)      [__]     Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. X
                            -

Item  4           Ownership:

                  RAB Europe Fund Limited
                  RAB Europe Partners LP
                  RAB Partners Limited
                  RAB Capital Limited
                  William Philip Richards
                  Michael Alen-Buckley

      (a)         Amount beneficially owned:

                  819,200 shares of common stock

                  Warrants (exercisable into 200,000 shares of Common Stock)/1/

      (b)         Percent of Class:

                  Up to 9.9% as of the date of filing this statement./1/ (Based on 8,076,657 shares of Common Stock issued and outstanding as of January 4, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Item 4(a) above.)

------------------------                                ------------------------
  Cusip No.00167K401                13G                   Page 10 of 11 Pages
------------------------                                ------------------------

      (c)         Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:  0

                  (ii)     shared power to vote or to direct the vote: See item
                           (a) above.

                  (iii)    sole power to dispose or to direct the disposition
                           of:  0

                  (iv) shared power to dispose or to direct the disposition of: See item (a) above.

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

Item  5           Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item  6           Ownership of More than Five Percent on Behalf of Another
                  Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                                    Not Applicable.

Item  8           Identification and Classification of Members of the Group:
                                    Not Applicable.

Item  9           Notice of Dissolution of Group:
                                    Not Applicable.

Item  10          Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------                                ------------------------
  Cusip No.00167K401                13G                   Page 11 of 11 Pages
------------------------                                ------------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 14/th/ day of February, 2002

RAB Europe Fund Limited                                       RAB Europe Partners LP

By:  RAB Capital Limited, its Investment Manager              By:  RAB Partners Limited, its General Partner

     By:  /s/ William Philip Richards                              By:  /s/ William Philip Richards
          ---------------------------                                   ---------------------------
          William Philip Richards, Managing Director                    William Philip Richards, Director



RAB Partners Limited                                          RAB Capital Limited

By:  /s/ William Philip Richards                              By:  /s/ William Philip Richards
     ---------------------------                                   ---------------------------
     William Philip Richards, Director                             William Philip Richards, Managing Director


William Philip Richards                                        Michael Alen-Buckley

/s/ William Philip Richards                                   /s/ Michael Alen-Buckley
---------------------------                                  -------------------------